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                                                                   Exhibit 10.11



                                NOMOS CORPORATION
                             2591 Wexford Bayne Road
                               Sewickley, PA 15143

                                February 11, 2002


John W. Manzetti
504 Appleridge Court
Gibsonia, PA  15044

Dear John:

         NOMOS Corporation (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel.

         In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement"). This benefit replaces and supersedes the benefits set forth in those certain letter agreements dated April 16, 1999 and June 30, 2000, both between you and the Company, which prior agreements are deemed null and void.

         1. SEVERANCE. Subject to Section 3 of this letter, you will receive a severance payment equal to twelve months of your base salary in the event your employment with the Company is terminated at any time after this agreeement.

         2. PAYMENT TERMS. The severance payment contemplated by this Agreement shall be payable in cash in a single lump sum within seven days after the termination of your employment except as noted below.

         3. SEVERANCE TERMS. The severance shall be payable to you if your employment with the Company is terminated, unless such termination is (a) because of your death or Disability; (b) by the Company for Cause; or (c) by you for other than Good Reason.

         4. DISABILITY. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty
(30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability."

         5. CAUSE. Termination by the Company of your employment for "Cause" shall mean termination (a) upon the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board, or
(b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Section, no act, or failure to

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John W. Manzetti
February 13, 2002
Page 2



act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

         6. GOOD REASON. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of:

            (a) the assignment to you of any material duties inconsistent (unless in the nature of a promotion) with the position in the Company that you hold, or a significant adverse reduction or alteration in the nature or status of your position, duties, status or responsibilities or the conditions of your employment;

            (b) a reduction by the Company in your annual base salary as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all management personnel of the Company; and

            (c) the Company's requiring you to be based more than 50 miles from the location at which you were based, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations.

         7. SUCCESSORS; BINDING AGREEMENT. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         (ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         8. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by

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John W. Manzetti
February 13, 2002
Page 3



the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles.

         9. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         11. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                   Sincerely,

                                   NOMOS CORPORATION



                                   By:    /s/ David J. Haffner
                                      --------------------------------
                                      Name: David J. Haffner
                                      Title: Vice President and
                                             Chief Financial Officer
                                             NOMOS Corporation


Agreed to this 28TH day of MARCH, 2002



     /s/ John W. Manzetti
------------------------------------
Name:  John W. Manzetti